Exhibit 99.1

News Release
Axalta Coating Systems	Contact
Two Commerce Square	Christopher Mecray
Suite 3600	+1 215 255 7970
2001 Market Street	Christopher.mecray@axaltacs.com
Philadelphia, PA 19103	www.Axaltacs.com
USA

For Immediate Release

Axalta Announces Sale of Shares to Berkshire Hathaway

Philadelphia, PA, April 7, 2015 - Axalta Coating Systems Ltd. (NYSE: AXTA) today announced that an affiliate of Berkshire Hathaway Inc. (“Berkshire Hathaway”) has entered into a definitive stock purchase agreement with certain affiliates of The Carlyle Group (“Carlyle”) for the purchase of a total of 20 million of Axalta’s common shares for an aggregate purchase price of $560 million, or $28.00 per share. Axalta will not receive proceeds from the sale of the shares. In connection with the purchase, Berkshire Hathaway agreed that it would not dispose of the shares for 90 days following the consummation of the sale. Axalta has agreed to provide Berkshire Hathaway with certain registration rights following the expiration of that 90-day period.

The shares are being offered and sold in a private placement pursuant to Section 4 of the Securities Act of 1933, as amended (the “Securities Act”). The shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares in any jurisdiction in which such offer or solicitation would be unlawful.

“We are pleased to have Berkshire Hathaway Inc. take this share ownership position in Axalta,” said Charlie Shaver, Chairman and CEO. “Berkshire is the type of quality investor that Axalta has been fortunate to attract since our IPO last year. We believe this investment shows Berkshire’s support of our strategy to reshape ourselves into a growth and customer oriented, world class coatings company.”

Cautionary Statement Concerning Forward-Looking Statements

This release contains certain forward-looking statements regarding Carlyle’s agreed-upon sale of Axalta’s common shares to Berkshire Hathaway. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including the risk that Berkshire Hathaway’s acquisition of the shares from Carlyle may not be consummated, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although Axalta believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward looking statements contained herein, whether as a result of new information, future events or otherwise.

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About Axalta Coating Systems

Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 145 years of experience in the coatings industry, the 12,000 people of Axalta continue to find ways to serve our more than 120,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit www.axaltacoatingsystems.com.

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